UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 27, 2007

SPIRIT FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	01-32386	20-0175773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona  85254
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 606-0820

None
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 27, 2007, a subsidiary of Spirit Finance Corporation (the “Company”) completed a $200 million sale/leaseback transaction with affiliates of 84 Lumber Company.  The acquisition was partially funded with approximately $150 million of long-term fixed-rate debt (the “Debt”) financed through Barclays Capital Real Estate Inc.  The Debt is secured by 53 wholesale/retail lumber sales and supply centers and one truss manufacturing plant operated by a subsidiary of 84 Lumber Company under a master lease for an initial period of 20 years with multiple renewal options.  The Debt accrues interest at an annual rate of 6.172%.  Payments of interest only are due on each monthly payment date through May 2009.  After May 2009, payments of principal and interest are due on each monthly payment date with the unpaid principal balance of approximately $133.7 million due on the maturity date, May 5, 2017.

At any time after an initial lockout period, the Company may voluntarily defease all, but not a portion, of the Debt, subject to various conditions contained in the Debt agreement.  The Debt may not be voluntarily prepaid by the Company.  The Debt agreement includes customary events of default including the acceleration of principal due on the Debt in the event of nonpayment.  The Debt agreement also requires the Company’s borrower subsidiary to comply with customary covenants regarding its bankruptcy remote status as well as operation of the properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT FINANCE CORPORATION

Date: May 2, 2007	By:	/s/ Catherine Long
Catherine Long
Chief Financial Officer